EXECUTIVE ENGAGEMENT AGREEMENT

This Agreement (“Agreement”) is entered into as of this 28th day of October 2010 between John W. Poling (“Executive”), and Eastern Environmental Solutions Corp. (the “Company”) organized and existing under the laws of Nevada (the “Company”).

WHEREAS, the Company is in the non hazardous municipal solid waste treatment and disposal business (the "Business"); and

WHEREAS, the Company desires that Executive serve as the Chief Financial Officer of the Company, and provide  general business  assistance for financial analysis, operating practices, forecasting and financings activities.

WHEREAS, Executive has experience and expertise and in financial analysis, operating practices, forecasting and financings activities.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the parties hereto agrees as follows.

NOW, THEREFORE, Company hereby engages and retains the Executive as Vice President-Finance and Chief Financial Officer for and on behalf of the Company to perform the Services (as that term is herein defined) and the Executive hereby accepts such appointment on the terms and subject to the conditions herein set forth and agrees to use its best efforts in providing such Services.

1.           SERVICES TO BE RENDERED.   During the Term (as defined below) of this Agreement, Executive shall provide the following services (the "Services") to the Company:

a.    Review, analyze and assist in the preparation of the Company’s Financial Statements.
b.    Certify and execute as CFO the Company’s 10-K and 10-Q filings.
c.    Review, analyze and assist in the preparation of the Company’s Financial Projections.
d.    Review, analyze and assist in the preparation of the Company’s ’34 Act filings.
e.    Prepare a formal written business plan for the Company, adequate to be delivered to prospective sources of capital financing.
f.    Review, analyze and assist in the preparation of an S-1 registration statement.
g.    Represent the Company at investor roadshows.
h.    Assist in resolution of SEC comments on the Company’s prior financial statements.
i.    Assist in the development of overall Company Goals and Objectives
j.    Provide general business  advice, including but not limited to:
•	Financials
•	Forecasting and budgeting
•	Financing
•	Cost Structure
•	Capital Structure

k. Any other services typically performed by a Chief Financial Officer for companies of similar size, development and similar industry.

In the event that the Company desires to expand the Services, the parties shall discuss such request and the Fees (as defined below) shall be adjusted accordingly.

Furthermore, Executive will, in no case whatsoever, have the authority to bind or otherwise commit the Company to any action or actions without authorization, express or implied, by the Company’s Board of Directors.  In connection with the provision of the Services, Executive shall report to Mrs. Yan Feng.

2.           INFORMATION TO BE SUPPLIED BY THE COMPANY.  The Company acknowledges that that Executive will be using and relying on management discussions, data, material and other information furnished to it by the Company as well as information otherwise available regarding the Company (collectively, the “Information”).   The Company will make available all the Information, as Executive shall reasonably request, including, but not limited to, historical and current interim and annual financial statements, cash flow statements and supporting documents and schedules, together with such other records and data as determined relevant by Executive.

Executive shall be entitled to rely and shall be fully protected in relying upon any document or statement provided by the Company to Executive and upon representations made by officers and agents of the Company to Executive.  All Information received from the Company will remain the property of the Company.   Executive recognizes that all information provided by the company is confidential and unless it is generally available in the public domain and will keep such information confidential unless compelled by a court of law.

3.           ASSISTANCE TO BE PROVIDED BY THE COMPANY.  In order to assist Executive in providing the Services hereunder, the Company shall provide Executive with the use of office facilities, telephone, facsimile, and computer facilities as necessary and reasonably required by Executive in connection with this Agreement.

4.           INDEMNIFICATION.  The Company agrees to indemnify Executive from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses including but not limited to attorneys’ fees or disbursements of any kind or nature whatsoever which may at any time (including, without limitation, at any time following termination of the Agreement) be imposed on, incurred by or asserted against Executive in any way relating to or arising out of this Agreement or the services of Executive contemplated hereby or any action taken or omitted by Executive under or in connection with any of the foregoing.  If any indemnity furnished to Executive for any propose shall, in the opinion of Executive be insufficient or become impaired, Executive may required that it be furnished with additional indemnity satisfactory to it and cease, or not commence, to do the acts indemnified against it until such additional indemnity is furnished.  The agreements in this section shall survive the termination of the Agreement.

5.           FEES.   In consideration for the Services to be rendered by Executive hereunder, the Company shall pay Executive a fee equal to a rate of $125.00 per hour.  The Executive will submit an invoice to the Company, biweekly, with a complete reconciliation of hours worked during the previous two weeks.  No time will be charged for local travel to places of business, however time at other locations will be charged at the normal rate.  Payment of invoices is due upon receipt.

The Company will pay the Executive an advance retainer of $10,000 upon signing this agreement, which will be deducted from the final payment.

The Company will issue the Executive five thousand five hundred  (5,500) shares of common stock  upon signing this agreement.  The shares shall be restricted from transfer for one year after issuance, and shall bear a legend to the effect that if the Executive is not the Chief Financial Officer of the Company on the first anniversary of the date of this agreement, he shall be required to return the certificate for the shares to the Company and the shares shall be cancelled.

Any travel and business expenses incurred on behalf of the Company will be reimbursed upon submission, although none will be incurred without prior consent of Company.

6.           EXECUTION OF THE AGREEMENT.  The Company represents and warrants that it has been duly authorized to execute, deliver and perform this Agreement.

7.           TERM.  The term of this Agreement shall commence on October 28, 2010 and shall continue until October 28, 2011 unless terminated earlier in accordance with the provisions of Section 8 hereof.  The agreement may be extended upon mutual consent of both parties.

8.           TERMINATION.  Either party may terminate this Agreement prior to the expiration of the Term in the event that the other party breaches its obligations hereunder and fails to cure such breach within 5 days of the receipt of notice from the non-breaching party.  Subsequent to the Term, either party may terminate this Agreement by providing 15 days notice in writing to the other party.  The Company’s Board of Directors may, however, at any time, remove the Executive from his position as officer and otherwise limit his responsibilities, which shall not be deemed a termination of the agreement.

9.           GOVERNING LAW.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Commonwealth of Pennsylvania.  The Company hereby consents and agrees that the State or federal courts located in Pennsylvania shall have exclusive jurisdiction to hear and determine any claims or disputes between the Company and Executive pertaining to this Agreement.  The Company expressly submits and consents in advance to such jurisdiction in any action or suit commenced in such court and the Company hereby waives any objection the Company may have which may be based upon lack of personal jurisdictions, improper venue or forum non conviens.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

Executive	Eastern Environmental Solutions Corp.

/s/ John W. Poling	By: /s/ Yan Feng
John W. Poling	Name: Yan Feng
Title: Chief Executive Officer